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                                                                    Exhibit 10.o

                            COMPENSATION OF DIRECTORS

     In recognition of the increasing amount of time required to prepare for and attend Board of Directors' meetings, as well as the added responsibilities related to Board service, and after reviewing Director compensation offered by other companies of comparable size in the same industry, the Board of Directors approved an increase in the fees payable to non-employee directors effective July 1, 2004. This is the first increase in non-employee directors' fees since the establishment of the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan"), pursuant to which one-half of the cash compensation formerly paid to non-employee Directors was replaced with an annual vesting of shares of restricted stock. Effective July 1, 2004, non-employee Directors receive an annual retainer of $80,000, of which $40,000 is payable in cash and approximately $40,000 is payable in the form of a restricted stock award under the Directors Stock Plan as described below. In addition, each Director receives $1,500 for every Board of Directors or committee meeting attended in person or by telephone. The Chairman of the Audit Committee receives an additional $15,000 for chairing such committee, and the Chairmen of the Organization and Compensation Committee and of the Corporate Governance and Nominating Committee receive an additional $7,500 for chairing such committees.

     Each award of Company Common Stock under the Directors Stock Plan vests over a five-year period in 20 percent equal annual installments, with the value of the stock award based on the market price of Company Common Stock on the date of grant. Stock awards previously received by non-employee Directors replaced one-half of the five-year compensation of a Director (prorated for a partial first year of service), and as each five-year award expired, a new award equivalent to the five-years of replaced cash compensation was granted. Effective July 1, 2004, awards equivalent to the five-years of replaced cash compensation will be granted only to new non-employee directors. As those awards expire and upon expiration of existing awards initially equivalent to five-years of compensation, a non-employee Director will thereafter receive an annual award that vests over five years, but is equivalent to $40,000, which represents one-year of replaced cash compensation.

     The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each Annual Meeting of Stockholders of a non-qualified option to purchase 8,000 shares of Company Common Stock at the then current market price. In addition, each new non-employee Director also receives a one-time stock option grant of 32,000 shares under the Company's 1991 Long Term Stock Incentive Plan. All of these options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten-year term for exercise from the date of grant, except that options may generally be exercised for only a limited period of time upon death or following termination of service as a non-employee Director for any reason other than permanent and total disability or retirement on or after normal retirement age. Upon termination of a Director's term for any reason other than death, permanent and total

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disability or following a change in control, the Company may require the participant to pay back to the Company the net gain realized upon the exercise of any installment of an option that became exercisable within two years prior to termination.

     The Directors Stock Plan provides that a participant is generally restricted from engaging in certain competitive activities while serving as a Director and for one year following termination of the participant's term as a Director.

     In the event of a breach of this noncompete agreement, the Company may require the participant to pay back to the Company the net gain realized from an award of restricted stock or upon the exercise of any portion of an option, but only to the extent the gain is realized from restrictions on the award lapsing or exercises occurring, as the case may be, on or after termination or within two years prior to such termination.

     The Board has established stock ownership guidelines for Directors. The guidelines require non-employee Directors to retain at least 50% of the shares of restricted Company Common Stock they receive as compensation from the Company until the date of their termination or retirement from service as a Director.

     Directors are eligible to participate in the Company's matching gifts program (which is available to Company employees) pursuant to which the Company will match gifts made to eligible educational and cultural institutions up to an aggregate of $10,000 per year for each participant. In addition, to facilitate Directors' attendance at Board and committee meetings, the Company may provide transportation on Company aircraft. A Director's spouse is permitted to accompany the Director on such trips if space is available. The Company has permitted, on an infrequent basis, a Director to use a Company aircraft for personal use. Directors are also eligible to participate in the Company's employee purchase program, which enables employees to purchase Company products for their personal use at special discount prices.